As filed with the Securities and Exchange Commission on May 23, 2014
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________

INTERSECTIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	54-1956515
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

_______________________________________

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(703) 488-6100
(Address of principal executive offices, including zip code)
_______________________________________

2014 Stock Incentive Plan of Intersections Inc.
(Full title of the plan)
_______________________________________

Neal Dittersdorf, Esq.
Chief Legal Officer
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Name and address of agent for service)
_______________________________________

(703) 488-6100
(Telephone number, including area code of agent for service)
_______________________________________

With a copy to:

Todd E. Lenson, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5793
_______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer     ☐                                                                                                      Accelerated filer     ☒
Non-accelerated filer (Do not check if a smaller reporting company)       ☐                    Smaller reporting company     ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
2014 Stock Incentive Plan of Intersections Inc.	Common Stock, $.01 par value	3,000,000 shares	$4.32	$12,960,000.00	$1,670.00
(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) on the basis of the average high and low prices for a share of Common Stock of Registrant as reported on The NASDAQ Stock Market LLC on May 22, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the 2014 Stock Incentive Plan of Intersections Inc. as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents heretofore filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed March 17, 2014;

(b)	The Registrant’s Current Reports on Form 8-K filed January 30, 2014, March 14, 2014 and May 19, 2014;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed May 12, 2014; and

(d)
Item 1 of the Registrant’s Registration Statement on Form 8-A, filed February 9, 2004 to register the Registrant’s Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant intends to maintain liability insurance for its officers and directors, if available on reasonable terms. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director under certain circumstances.  The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the Registrant’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding.

The Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions in the Registrant’s certificate of incorporation and bylaws and in it the Registrant agrees, subject to certain exceptions, to the fullest extent then permitted by the DGCL, (1) to indemnify the director or executive officer and (2) to pay expenses incurred by the director or executive officer in any proceeding in advance of the final disposition of such proceeding.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description

4.1	Intersections Inc. 2014 Stock Incentive Plan.

5.1	Opinion of Stroock & Stroock & Lavan LLP.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page).

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, Commonwealth of Virginia, on the 23rd of May 2014.

INTERSECTIONS INC. (Registrant)

By:	/s/ John G. Scanlon
	Name:	John G. Scanlon
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Michael R. Stanfield and Neal Dittersdorf, and each of them acting individually, with full power of substitution, to file one or more amendments, including post-effective amendments, to this Registration Statement, which amendments may make such changes as any of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Michael R. Stanfield and Neal Dittersdorf, and each of them acting individually, with full power of substitution, as attorney-in-fact to execute his name and on his behalf to file any such amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. Stanfield	Chairman of the Board, Chief Executive Officer and	May 23, 2014
Michael R. Stanfield	Director (principal executive officer)

/s/ John G. Scanlon	Chief Financial Officer (principal financial officer)	May 23, 2014
John G. Scanlon

/s/ Madalyn Behneman	Principal Accounting Officer	May 23, 2014
Madalyn Behneman

/s/ John M. Albertine	Director	May 23, 2014
John M. Albertine

/s/ Thomas G. Amato	Director	May 23, 2014
Thomas G. Amato

/s/ James L. Kempner	Director	May 23, 2014
James L. Kempner

/s/ Thomas L. Kempner	Director	May 23, 2014
Thomas L. Kempner

/s/ David A. McGough	Director	May 23, 2014
David A. McGough

/s/ William J. Wilson	Director	May 23, 2014
William J. Wilson

EXHIBIT INDEX

Exhibit Number	Description

4.1	Intersections Inc. 2014 Stock Incentive Plan.

5.1	Opinion of Stroock & Stroock & Lavan LLP.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page).